UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2004

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2004, William B. Chiasson entered into an employment agreement with LeapFrog Enterprises, Inc. (“LeapFrog”) for the position of Chief Financial Officer. Mr. Chiasson began his employment with LeapFrog on November 11, 2004. The following is a brief description of the material terms and conditions of the agreement.

Mr. Chiasson’s employment agreement provides for an annual base salary of $290,000. Mr. Chiasson is eligible to participate in our 2004 Executive Bonus Plan, which allows for an annual bonus potential at the target bonus opportunity level of 50% of Mr. Chiasson’s annual base salary and at a maximum 83.5% of his annual base salary. Mr. Chiasson is also eligible to participate in our Executive Performance Share Program starting with the January 2005 through December 2007 plan.

Under the terms of the agreement, if we terminate Mr. Chiasson’s employment without cause or if he terminates his employment for good reason, subject to certain conditions:

•	he will be entitled to receive his base salary and reimbursement for COBRA payments for nine months following termination of his employment, and a pro rata portion of any bonus that he would, but for the termination, otherwise have earned in the year of his last day of employment; and

•	all unvested stock options held by Mr. Chiasson will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of his last day of employment.

If we terminate Mr. Chiasson’s employment without cause or if he terminates his employment for good reason within 90 days prior to or within 12 months following a change in control of LeapFrog, he will be entitled to receive his base salary and reimbursement for COBRA payments for twelve months following termination of employment and any bonus that he would, but for the termination, otherwise have earned in the year of his last day of employment.

Pursuant to the terms of Mr. Chiasson’s employment agreement, the Compensation Committee of LeapFrog’s Board of Directors granted an option to purchase 150,000 shares of our common stock to Mr. Chiasson under our 2002 Equity Incentive Plan. The agreement provides for the following acceleration of vesting of the option shares in the event of a change in control:

•	If a change in control of the company occurs within the first year of Mr. Chiasson having joined the company, all unvested option shares held by him will accelerate vesting such that a total of one-half of the shares subject to the options will be fully exercisable immediately upon the effective date of the change in control and the remaining one-half of the shares subject to the options will continue to vest pursuant to the terms of his stock option agreements.

•	If a change in control of the company occurs after the first year of Mr. Chiasson having joined the company, one-half of the unvested shares subject to the options will accelerate vesting and become fully exercisable immediately upon the effective date of the change in control and the remaining unvested shares subject to the options will continue to vest pursuant to the terms of his stock option agreements.

As of November 15, 2004, other than the employment agreement as described in this report, there is no material relationship between Mr. Chiasson and LeapFrog.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 11, 2004, James P. Curley resigned as Chief Financial Officer of LeapFrog Enterprises, Inc.

On November 11, 2004, LeapFrog Enterprises, Inc. appointed William B. Chiasson as its principal financial officer and Dawn M. Albery as its principal accounting officer.

William B. Chiasson, 52, was appointed our Chief Financial Officer on November 11, 2004. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a clothing manufacturer, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc. a division of Phillip Morris Companies, most recently as Senior Vice President, Finance and Information Technology for Kraft Foods, Inc. Vice President, Finance for Kraft, Inc. and Vice President, Finance for Kraft General Foods Canada. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller. Mr. Chiasson sits on the governing board of the Brookfield Zoo in Chicago, Illinois and is a trustee for the Oakland Museum of California Foundation and the John Muir Medical Center Foundation. Mr. Chiasson is a certified public accountant and received his B.A. from University of Arizona and his M.B.A. from University of Southern California. Mr. Chiasson is neither related to any other director or executive officer of the company nor does he have relationships or transactions with the company outside of the context of his employment.

Dawn Albery, 40, has served as our Controller since November 2001 and became Vice President and Controller in November 2004. Prior to joining us, she served in varying capacities with Monsanto Company from July 1994 to March 2001, most recently as Director of Finance for the lawn and garden division. From August 1986 to June 1994, Ms. Albery was an audit manager and auditor with Grant Thornton Accountants & Management Consultants. Ms. Albery is a certified public accountant and received her B.S. from McIntire School of Commerce at University of Virginia and her M.B.A. from Kellogg Graduate School of Management at Northwestern University. Ms. Albery is neither related to any other director or executive officer of the company nor does she have relationships or transactions with the company outside of the context of her employment.

Mr. Chiasson has entered into an employment agreement with LeapFrog. A brief description of the material terms of this agreement is set forth in Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: November 15, 2004	By:	/s/ Thomas J. Kalinske
Thomas J. Kalinske Chief Executive Officer